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                                                                    EXHIBIT 10.9


                         AMENDMENT TO STOCK BONUS PLAN

RESOLVED, that Section 2.01 of the Varco International, Inc. Stock Bonus Plan be, and the same hereby is, amended to read in its entirety as follows:

     2.01 The Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of Varco (the "Board"), which shall consist of not less than three directors of Varco, each of whom shall be a "Non-Employee Director", as such term is defined in Rule 16b-3 adopted by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as such Rule may be amended from time to time. The members of the Committee shall serve at the pleasure of the Board. The Board may designate its Compensation Committee, if any, as the Committee provided that the members of the Compensation Committee meet the foregoing criteria.